As filed with the Securities and Exchange Commission on October 18, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Sapiens International Corporation N.V.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

Azrieli Center

26 Harokmim St.

Holon, 5885800 Israel

(Address of Principal Executive Offices) (Zip Code)

Sapiens International Corporation N.V. 2021 Share Incentive Plan

(Full Title of the Plan)

Sapiens Americas Corporation

801 Corporate Center Drive, Suite 320

Raleigh, NC  27607

(919) 405-1500

(Name and Address of Agent for Service)

(800) 221-0102

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Mike Rimon, Adv. Jonathan M. Nathan, Adv. Meitar Law Offices 16 Abba Hillel Road Ramat Gan, Israel 5250608 +972-3-610-3100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act of 1934.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common shares, par value € 0.01 per share (“common shares”) consisting of the following:
Common shares issuable upon exercise of share option awards that are outstanding under the Sapiens International Corporation N.V. 2021 Share Incentive Plan (the “2021 Plan”)	2,055,104	(2)	$19.796	(3)	$40,682,838.79	$3,771.30
Common shares issuable upon settlement of restricted share unit (“RSU”) awards that are outstanding under the 2021 Plan	205,448	(4)	$32.255	(5)	$6,626,725.24	$614.30
Common shares reserved for issuance pursuant to future awards under the 2021 Plan	1,902,721	(6)	$32.255	(5)	$61,372,265.86	$5,689.21
Total	4,163,273				$108,681,829.89	$10,075

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional common shares of the Registrant that become issuable under the 2021 Plan by reason of any share dividend, share split, recapitalization, or any other similar transaction without receipt of consideration that results in an increase in the number of outstanding common shares.
(2)	Comprised of 2,055,104 common shares that are reserved for issuance upon exercise of outstanding share option awards that are outstanding under the 2021 Plan as of the date of this Registration Statement.
(3)	Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the weighted-average exercise price for outstanding share option awards to purchase common shares previously granted that remain outstanding under the 2021 Plan.
(4)	Comprised of 205,448 common shares that are reserved for issuance upon settlement of RSU awards that are outstanding under the 2021 Plan as of the date of this Registration Statement.
(5)	Estimated in accordance with Rule 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of the average of the high ($32.52) and low ($31.99) sales prices of the Registrant’s common shares as reported on the Nasdaq Global Select Market on October 13, 2021, which is a date within five business days of the filing of this Registration Statement.
(6)	Represents 1,902,721 common shares reserved for issuance pursuant to future awards under the 2021 Plan. Pursuant to the terms of the 2021 Plan, any common shares: (i) underlying an award granted under the 2021 Plan or the Company’s 2011 Share Incentive Plan (the “2011 Plan”) that has expired, or was cancelled, terminated, forfeited or settled in cash in lieu of issuance of common shares, without having been exercised; (ii) which were part of the pool reserved for awards under the 2011 Plan but were not allocated as of the effective date of the 2021 Plan; or (iii) if permitted by the Registrant’s board of directors, tendered to pay the exercise price or withholding obligation with respect to an award under the 2021 Plan or 2011 Plan (the common shares described in clauses (i)-(iii), collectively, the “Returning Shares”), shall automatically be available for grant of awards under the 2021 Plan.

EXPLANATORY NOTE

This registration statement on Form S-8 (this “Registration Statement”) is being filed with the Securities and Exchange Commission (the “Commission”) to register the offer, issuance and sale of an aggregate of 4,163,273 common shares, € 0.01 par value (“common shares”), of Sapiens International Corporation N.V. (the “Company,” the “Registrant,” “we” or “us”), which consist of: (A) 2,055,104 common shares and 205,448 common shares, in the aggregate, issuable by the Registrant to its and/or its subsidiaries’ officers, employees, directors and consultants pursuant to the exercise of currently outstanding share options awards, and the settlement of currently outstanding restricted share unit (“RSU”) awards, respectively, under the Sapiens International Corporation N.V. 2021 Share Incentive Plan (the “2021 Plan” or the “Plan”); and (B) 1,902,721 common shares reserved and available for issuance by the Registrant to its and/or its subsidiaries’ officers, employees, directors and consultants pursuant to future share-based awards under the 2021 Plan.

PART I

INFORMATION REQUIRED IN

THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in this Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the document incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We hereby incorporate by reference herein the following documents (or portions thereof) that we have filed with or furnished to the Commission:

●	Our Annual Report on Form 20-F for the year ended December 31, 2020 (the “2020 Form 20-F”), filed with the Commission on March 25, 2021 pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which contains audited financial statements for our latest fiscal year for which such statements have been filed;

●	Our Reports of Foreign Private Issuer on Form 6-K furnished to the Commission on the following dates:

	■	February 25, 2021 (solely the GAAP financial statements contained in Exhibit 99.1 appended thereto);

	■	April 7, 2021(excluding quotations of members of the Company’s management contained in Exhibit 99.1 thereto);

	■	April 12, 2021 (excluding quotations of members of the Company’s management contained in Exhibit 99.1 thereto);

	■	April 26, 2021(excluding quotations of members of the Company’s management contained in Exhibit 99.1 thereto);

	■	May 4, 2021(solely the GAAP financial statements contained in Exhibit 99.1 appended thereto); and

	■	August 4, 2021(solely the GAAP financial statements contained in Exhibit 99.1 appended thereto).

●	The description of our common shares that is contained in Exhibit 2.1 to the 2020 Form 20-F, filed with the Commission on March 25, 2021, as updated by any amendment or report filed for the purpose of updating such description.

All other documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, and, to the extent designated therein, certain Reports of Foreign Private Issuer on Form 6-K furnished by us to the Commission, in each case, subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered under the Registration Statement have been sold, or deregistering all securities then remaining unsold, are also incorporated herein by reference and shall be a part hereof from the date of the filing or furnishing of such documents.

Any statement contained in a document all or a portion of which is incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document or report which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement in such document.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers.

As a matter of Cayman Islands company law, a Cayman Islands company may include a provision in its articles of association permitting indemnification of its directors (and may indemnify a director in a separate contractual arrangement with a director to the extent permitted by such provision) against all losses and costs suffered by such director as a consequence of performance of his or her role as such, and exculpating a director from any liability to the company itself, including in circumstances where such director is in breach of his or her duties (provided that there has been no willful neglect, willful default, fraud, dishonesty or criminal act on the part of the director). A Cayman Islands company may also purchase insurance for directors and certain other officers against liability incurred as a result of any negligence, default, breach of duty or breach of trust in relation to the company. Our articles of association (the “Articles”) allow us to extend indemnities to directors, as described below.

Article XI of our Articles provides as follows:

“11.1 To the maximum extent permitted by law, the Company, by determination of the Board of Directors, shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or entity against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company, and with request to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

11.2 To the maximum extent permitted by law, the Company, by determination of the Board of Directors, shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or entity against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been finally adjudged to be liable to the company for improper conduct unless and only to the extent that the court in which such action or suit was brought or any other court having appropriate jurisdiction shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses, judgments, fines and amounts paid in settlement which the court in which the action or suit was brought or such other court having appropriate jurisdiction shall deem proper.

11.3 To the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in this Article XI, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

11.4 Any indemnification under this Article XI (unless ordered by a court) shall be made by the Company only as authorized by contract approved, or by-laws, resolution or other action adopted or taken, by the Board of Directors or by the shareholders.

11.5 Expenses incurred in defending a civil or criminal action, suit or proceeding will be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized by this Article XI.

11.6 The indemnification and advancement of expenses provided by or granted pursuant to the other paragraphs of this Article XI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, by-law, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

11.7 The Company, by determination of the Board of Directors, shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of this Article XI.

11.8 For purpose of this Article XI, reference to the Company shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify his Directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article XI with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.”

Pursuant to the aforesaid allowances under Article XI of our Articles, we have entered into indemnification agreements with our executive officers and directors. The amount of indemnification that we provide to our executive officers under these agreements is not specifically limited.

Any underwriting agreement that we may enter into in connection with an offering of common shares pursuant to this registration statement may include provisions providing that the underwriters are obligated, under certain circumstances, to indemnify the directors, certain officers and the controlling persons of Sapiens against certain liabilities under the Securities Act.

We also maintain directors’ and officers’ liability insurance to insure such persons against certain liabilities, which includes coverage for liability under the federal securities laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1

Memorandum of Association and Articles of Association of Sapiens International Corporation N.V. (incorporated by reference to Appendix A to the Company’s proxy statement for its 2017 annual general meeting of shareholders, attached as Exhibit 99.1 to the Company’s Report of Foreign Private Issuer on Form 6-K furnished to the Commission on October 26, 2017).

4.2	Specimen Common Share Certificate (incorporated by reference to Exhibit 4.2 to the Company's Registration Statement on Form F-3 (SEC File No. 333-187185) filed with the Commission on March 11, 2013).

4.4*	Sapiens International Corporation N.V. 2021 Share Incentive Plan

5.1*	Opinion of Carey Olsen, Cayman counsel to the Registrant, as to the validity of the common shares being registered (including consent)

23.1*	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, independent registered public accounting firm

23.2*	Consent of Carey Olsen (included in Exhibit 5.1)

24.1*	Power of Attorney (included on the Signature Page of this Registration Statement).

*	Filed herewith.

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Holon, Israel, on this 18th day of October, 2021.

SAPIENS INTERNATIONAL CORPORATION N.V.

By:	/s/ Roni Al-Dor
Name:	Roni Al-Dor
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each of the undersigned officers and directors of Sapiens International Corporation N.V. does hereby constitute and appoint each of Roni Al-Dor and Roni Giladi, each acting alone, his or her lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement.  Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with such registration statements or amendments or supplements thereof and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof.  This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of October 18, 2021.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of October 18, 2021.

Signature		Title

/s/ Guy Bernstein
Guy Bernstein		Chairman of the Board

/s/ Roni Al Dor		Director and Chief Executive Officer
Roni Al Dor		(Principal executive officer)

/s/ Roni Giladi		Chief Financial Officer
Roni Giladi		(Principal financial and accounting officer)

/s/ Naamit Salomon
Naamit Salomon		Director

/s/ Yacov Elinav
Yacov Elinav		Director

/s/ Uzi Netanel
Uzi Netanel		Director

/s/ Eyal Ben Chlouche
Eyal Ben Chlouche		Director

Sapiens Americas Corporation		Authorized Representative in the United States

By:	/s/ Gina Rubendall
Name:	Gina Rubendall
Title:	Director of Administration and Finance